UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CORENERGY INFRASTRUCTURE TRUST, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1100 Walnut, Suite 3350
Kansas City, Missouri 64106

April 28, 2016

Supplement to Definitive Proxy Statement Relating to 2016 Annual Meeting of Stockholders

This proxy statement supplement, dated April 28, 2016, supplements the definitive proxy statement (the “Proxy Statement”) of CorEnergy Infrastructure Trust, Inc. (the “Company”) filed with the Securities and Exchange Commission on April 15, 2016 relating to the Annual Meeting of Stockholders of the Company to be held on May 18, 2016 at 10:00 A.M. Central Time, at 1100 Walnut Street, Kansas City, Missouri in the Trillion room on the fourth floor.

The purpose of this supplement is to correct the inadvertent omission of a January 2015 stock award from the 2015 Director Compensation Table included at page 11 of the Proxy Statement, and to include additional related disclosure in the text following the Director Compensation Table. The corrected information is set forth below.

Name of Person	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Barrett Brady	32,500	22,500	55,000
Conrad S. Ciccotello	38,322	22,500	60,822
Charles E. Heath	30,899	22,500	53,399
Catherine A. Lewis	28,500	22,500	51,000
_______________________
(1)     No amounts have been deferred for any of the persons listed in the table.

(2)
The stock retainers were paid on January 2, April 1 and July 1, 2015. Accordingly on a pre-reverse stock-split basis, (i) 1,121.08 shares of restricted stock were granted under the Director Compensation Plan, as amended, to each independent director on January 2, 2015, having a grant date value of $6.69, which was the closing price of one share of common stock as reported on the NYSE on the date of the grant; (ii) 1,077.59 shares of restricted stock were granted under the Director Compensation Plan, as amended, to each independent director on April 1, 2015, having a grant date value of $6.96, which was the closing price of one share of common stock as reported on the NYSE on the date of the grant; and (iii) 1,148.55 shares of restricted stock were granted on July 1, 2015, having a grant date value of $6.53, which was the closing price of one share of common stock as reported on the NYSE on the date of the grant.

Pursuant to the Director Compensation Plan, as amended, which was approved by stockholders at the Company’s 2014 Annual Meeting, each Independent Director receives from us an annual cash retainer of $15,000 and an annual stock retainer of $15,000 for each fiscal year. Due to the timing involved in obtaining stockholder approval of this plan following its initial approval by the Board during 2014, by unanimous written consent of the Board of Directors, the stock retainers otherwise due on April 1 and July 1, 2014 were deferred to October 1, 2014 and January 2, 2015, and the April 1 and July 1, 2014 retainers were instead paid in cash. Accordingly, due to this one-time adjustment to the timing of quarterly stock retainer payments during the first year of the plan’s operation, the Company’s Independent Directors received three quarterly retainers payable in the form of shares of common stock during calendar year 2015. However, the aggregate value of the annual cash and stock retainers received by the Independent Directors totaled $30,000 per year for both 2014 and 2015. In addition to the retainers set forth, each compensated director receives a fee of $1,000 for each committee meeting or Board meeting in which he or she participates. The Chairman of the Audit Committee receives an additional annual retainer of $5,000. The Lead Director and each other committee chairman receive an additional annual retainer of $1,000. The Independent Directors are also reimbursed for expenses incurred as a result of attendance at meetings of the Board of Directors and Board committees.

Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged.